Exhibit 10.4

NOTICE OF GRANT OF CASH-BASED PERFORMANCE AWARD

(CEO CASH LONG-TERM INCENTIVE AWARD)

HUTTIG BUILDING PRODUCTS, INC.

2005 EXECUTIVE INCENTIVE COMPENSATION PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Huttig Building Products, Inc. (the “Company”) hereby grants this Cash-Based Performance Award (the “Award”) in the amount set forth in this Notice of Grant of Cash-Based Performance Award (the “Notice”) to the Participant designated in this Notice, pursuant to the provisions of the Company’s 2005 Executive Incentive Compensation Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Cash-Based Performance Award (the “Terms”).  Together, this Notice, the attached Terms and all Exhibits hereto constitute the “Agreement.”  The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement.  When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Participant:

Grant Date:

Target Amount:

Performance Period:

Vesting Schedule:  Subject to the terms of the Plan and this Agreement, the Award shall become earned and vested based on Company performance as provided in Exhibit A hereto.

Impact of Termination of Employment: See Exhibit B

Impact of Change in Control:  See Exhibit B

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

HUTTIG BUILDING PRODUCTS, INC.

By:
Name:
Title:

PARTICIPANT

EXHIBIT A

Performance-Vesting Conditions

(a) [INSERT PERFORMANCE GOALS]

(b) Interim Goals and Final Payment.

(i) After completion of each year during the Performance Period, the Committee will assess progress towards the overall 3-year goal, with a payout of 1/3 of the target for a given metric to be made if the applicable milestone goal for that metric for that year has been achieved as identified in the table above.

(ii) After the end of the Performance Period, overall performance against the 3-year goals will be determined as provided in the table above, with the payment for the final year based on overall results (maximum 200% of target) less any partial payments made for year one or year two based on milestone targets.

(iii) Payments for a year will be made in a single cash payment, less applicable taxes, no later than March 15 of the year following the end of the applicable performance year, subject to the conditions of paragraph (c).  For example, a milestone payment for 2016 would be made by no later than March 15, 2017 and the final payment for the Performance Period would be made by no later than March 15, 2019.

(c) Section 162(m).  Notwithstanding any provision herein to the contrary, payment for a year during the Performance Period (i.e., an interim payment for achievement of a milestone goal or final payment at the end of the Performance Period) is conditioned on one of the goals under the Company’s Section 162(m) umbrella plan for the year (applicable to the annual incentive award for that year) being achieved.  Payment for a year may not be made until the Committee has certified in writing the achievement of at least one of the Section 162(m) umbrella plan goals.  If none of the Section 162(m) umbrella plan goals are achieved for a year, no payout will be made under the Award for that year.  In addition, payouts under the Award and all other outstanding cash-based performance awards to the Participant under the Plan for any given year may not exceed the maximum individual cash-based performance award approved by shareholders under the Plan (i.e., $5 million).

EXHIBIT B

Termination of Employment and Change in Control

(a) Impact of Termination of Employment.  If the Participant’s employment with the Company terminates for any reason during the Performance Period:

(i) the Committee shall determine the adjustment to the Award for performance measured through the date of termination of employment (or the most recently preceding date for which such performance is readily measurable), as if such date was the end of the Performance Period;

(ii) such performance-adjusted Award shall be prorated based on the number of days worked in the Performance Period through the date of termination of employment;

(iii) payment of such performance-adjusted Award shall remain conditioned on one of the goals under the Company’s Section 162(m) umbrella plan for the year in which such termination of employment occurs being achieved, consistent with the requirements of paragraph (c) of Exhibit A; and

(iv) to the extent the prorated Award is earned, payment shall be made in a lump sum cash payment, less applicable taxes, after written certification by the Committee of any applicable Section 162(m) performance goals, but no later than March 15 of the year following the year of such termination of employment.

(b) Change in Control.  In the event of a Change in Control during the Performance Period:

(i) the Committee shall determine the adjustment to the Award for performance measured through the day prior to the date of the Change in Control (the “Measurement Date”), as if such date was the end of the Performance Period;

(ii) such performance-adjusted Award shall be prorated based on the number of days worked in the Performance Period through the Measurement Date; and

(iii) payment shall be made in a lump sum cash payment, less applicable taxes, payable on the first regular payroll date on after the Measurement Date.

HUTTIG BUILDING PRODUCTS, INC.

2005 EXECUTIVE INCENTIVE COMPENSATION PLAN

TERMS AND CONDITIONS OF CASH-BASED PERFORMANCE AWARD

The Cash-Based Performance Award (the “Award”) granted by Huttig Building Products, Inc. (the “Company”) to the Participant specified in the Notice of Grant of Cash-Based Performance Award (the “Notice”) to which these Terms and Conditions of Cash-Based Performance Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms.  The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms.  Together, the Notice, these Terms and all Exhibits to the Notice and these Terms constitute the “Agreement.”  A prospectus describing the Plan has been delivered to the Participant.  The Plan itself is available upon request.  When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

1. Grant of Cash-Based Performance Award.

(a) The Agreement sets forth the grant of a cash-based Performance Award under the Plan to the Participant subject to the performance vesting conditions set forth in the Agreement.

(b) The Award shall become earned and payable in such amounts, and subject to such terms and conditions, as set forth in the Notice.

2. Forfeiture.  The Participant’ rights to the Award will be forfeited, and the Participant will have no rights with respect to the Award to the extent the performance vesting conditions set forth in the Agreement are not achieved.

3. Withholding.  The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Award.  The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of the Plan.

4. Administration by Committee.  The Participant acknowledges that the Plan and the Award are administered by the Committee in accordance with Article 3 of the Plan, and in the regard all decisions of the Committee shall be final and binding on all parties and all decisions, determinations, selections and other actions permitted or required to be taken or made by the Committee with respect to the Plan shall be subject to the absolute discretion of the Committee.

5. Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

6. Nonassignability.  Except as otherwise provided in the Plan, no right or benefit with respect to the Award will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void.  No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of the Participant.

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7. Participant Representations.  The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Agreement and the Plan and the Participant’s decision to participate in the Plan is completely voluntary.  Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this award.

8. Miscellaneous.

(a) Notices.  All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under the Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other.  Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b) Waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement.  These Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d) Binding Effect; Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to the principles of conflict of laws thereof.

(f) Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions o the Agreement.

(g) Conflicts; Amendment.  The provisions of the Plan are incorporated in this Agreement in their entirety.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.  The Agreement may be amended at any time by written agreement of the parties hereto.

(h) No Right to Continued Employment.  Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.

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(i) Further Assurances.  The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Agreement and the Plan.

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